BUFFALO GOLD LTD.
Suite 880, 609 Granville Street, Vancouver, B.C., Canada V7Y 1G5
Phone: 604-685-5492 Fax: 604-685-6940

October 20, 2003	Trading Symbol: TSX Venture - YB.U

NEWS RELEASE

BUFFALO SIGNS AGREEMENT WITH TERRAWEST MINERALS
TO ACQUIRE CHINESE GOLD PROJECTS

Further to its news release of October 2, 2003, Buffalo Gold Ltd. ("Buffalo") is pleased to announce that it has, subject to regulatory approval, reached an agreement with Terrawest Resource Holdings Ltd. ("Terrawest") to acquire all of the shares of Terrawest's wholly owned subsidiary, Terrawest Gold Corp. ("TGC").

Terrawest has assigned to TGC all of its rights under a Letter of Agreement on Cooperation dated August 30, 2003 with The Gold Group Co. of Guizhou Province (the "Guizhou Gold Group") for the establishment of a Sino-foreign cooperative joint venture company for the purpose of exploring and mining a number of mineral exploration permits in Guizhou Province, Peoples Republic of China. Terrawest has also assigned to TGC all of its rights under a a letter of intent with the Geological Mineral Resource Survey and Development Bureau of Hunan Province dated June 11, 2003 for the exploration and mining of the Xuefeng gold exploration property in Hunan Province.

As consideration for the acquisition of TGC, Buffalo will issue to Terrawest 5,000,000 escrowed common shares of Buffalo. In addition, Buffalo has agreed to issue a further 2,000,000 shares to Terrawest upon the completion of a final bankable feasibility study showing the feasibility of placing any exploration permit forming a part of the Guizhou property into commercial production, provided that such study has confirmed mineable reserves of not less than 2,000,000 ounces of gold.

Buffalo's agreement with Terrawest represents the culmination of its search for highly prospective gold exploration properties to augment its Alberta diamond properties. Buffalo will not be proceeding with the option agreement, announced November 6, 2002, to acquire a mineral property in northern B.C. nor with the letter of intent with Big Sky Mining Canada Ltd., announced December 23, 2002, to pursue Chinese mineral exploration opportunities, as both have terminated.

In connection with the brokered private placement with Octagon Capital Corporation, Buffalo has agreed, subject to regulatory approval, to pay to Saintsbury Management Corp. a finder's fee equal to 2% of the proceeds from the placement in consideration of Saintsbury's introduction of Buffalo to Octagon.

On behalf of the Board of Directors of
BUFFALO GOLD LTD.

/s/ John Tully
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John Tully
President

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